Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Fourth Quarter and Full Year 2013 Results

OKLAHOMA CITY - March 11, 2014 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $14.4 million for the fourth quarter of 2013 as compared to $13.1 million for the same period in 2012 an increase of $1.3 million or 9.9%. Adjusted EBITDA for the twelve months ended December 31, 2013 was $68.7 million as compared to adjusted EBITDA of $61.4 million for the year ended December 31, 2012 an increase of $7.3 million or 11.9%. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $5.3 million on total revenues from continuing operations of $49.8 million for the three months ended December 31, 2013, compared to net income of $5.5 million on total revenues from continuing operations of $46.2 million for the three months ended December 31, 2012.  For the twelve months ended December 31, 2013, the Partnership reported net income of $28.0 million on total revenues from continuing operations of $194.7 million, compared to net income of $31.6 million on total revenues from continuing operations of $178.8 million for the twelve months ended December 31, 2012.  Net income for the twelve months ended December 31, 2013 includes asset impairment charges of $6.4 million related to discontinued operations.

The Partnership previously announced a fourth quarter 2013 cash distribution of $0.1265 per common unit, a 3.3% increase over the previous quarter’s distribution, and a $0.17875 distribution per preferred unit which were paid on February 14, 2014. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the Securities and Exchange Commission on March 12, 2014.

Comments from BKEP’s CEO, Mark Hurley

“The financial success in 2013 was in large measure due to the completion of nearly $70 million in expansion projects including the southern Oklahoma Arbuckle and phase I of the West Texas Pecos River pipeline projects. Funded under the favorable terms of our new $400 million revolving credit facility, our Arbuckle and Pecos River pipelines began service this past September. Our new credit facility completed midway through 2013 gives us additional financial flexibility and capacity to pursue opportunities to grow our existing businesses through expansion and acquisition.”

“We are pleased with our 2013 financial results, which continue to meet our growth forecast. The strong performance of our crude transportation and asphalt businesses contributed to a 12 percent year-over-year increase in Adjusted EBITDA. As a result, we enjoy considerable momentum heading into 2014 with our operational teams clearly focused on incremental growth. In that regard, we expect operations to commence on phase II of the Pecos River Pipeline in the second quarter of 2014, while simultaneously developing the north extension and sharpening our east Texas Woodbine Pipeline project. All told, in 2014 we are targeting $100 million of capital expenditures to further enhance and strengthen our position in several prolific and developing Oklahoma and Texas production areas. As we continue to execute on opportunities this year and beyond, we believe we have the right management, operational and capital structure to support a consistent period of sustained growth in the years ahead. The increase in our fourth quarter common unit distribution by 3.3% over the third quarter and 10% over the fourth quarter of 2012 reflects our confidence in our strategies and commitment to deliver value to our unitholders.”

Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2012 and 2013 (in thousands except per unit data):

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013

Service revenue:
Third party revenue	$32,669	$37,414	$130,696	$142,916
Related party revenue	13,536	12,374	48,153	51,755
Total revenue	46,205	49,788	178,849	194,671
Expenses:
Operating	32,930	38,170	122,746	133,610
General and administrative	6,187	3,676	19,795	17,482
Total expenses	39,117	41,846	142,541	151,092
Asset impairment expense	(773)	(400)	(1,942)	(524)
Gain on sale of assets	2,006	351	7,271	1,073
Operating income	8,321	7,893	41,637	44,128
Other expense:
Equity loss in unconsolidated affiliate	—	(177)	—	(502)
Interest expense (net of capitalized interest of $57, $78, $150 and $1,048, respectively)	(2,828)	(2,427)	(11,705)	(11,615)
Income from continuing operations before income taxes	5,493	5,289	29,932	32,011
Provision for income taxes	54	141	318	593
Income from continuing operations	5,439	5,148	29,614	31,418
Discontinued Operations:
Income (loss) from discontinued operations (including asset impairment expense of $621 and $6,353 for the three and twelve months ended December 31, 2013, respectively)	78	159	1,951	(3,383)
Net Income	$5,517	$5,307	$31,565	$28,035
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$115	$110	$774	$647
Preferred interest in net income	$5,391	$5,391	$21,564	$21,564
Beneficial conversion feature attributable to Preferred Units	$—	$—	$1,853	$—
Income available to limited partners	$11	$(194)	$7,374	$5,824

Basic and diluted income (loss) from continuing operations per common unit	$—	$(0.02)	$0.24	$0.39
Basic and diluted income (loss) from discontinued operations per common unit	$—	$0.01	$0.08	$(0.14)
Basic and diluted net income (loss) per common unit	$—	$(0.01)	$0.32	$0.25

Weighted average common units outstanding - basic and diluted	22,671	22,772	22,666	22,706

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure of adjusted EBITDA. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment (both from continuing and discontinued operations), and gain or loss on sale of assets (both from continuing and discontinued operations). The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013
Net income	$5,517	$5,307	$31,565	$28,035
Interest expense	2,828	2,427	11,705	11,615
Income taxes	54	141	318	593
Depreciation and amortization	5,956	6,429	23,129	24,241
Asset impairment charge	773	400	1,942	524
Gain on sale of assets	(2,006)	(351)	(7,271)	(1,073)
Asset impairment charge included in income (loss) from discontinued operations	—	621	—	6,353
Loss (gain) on sale of assets included in income (loss) from discontinued operations	21	(578)	21	(1,588)
Adjusted EBITDA	$13,143	$14,396	$61,409	$68,700

Investor Conference Call

The Partnership will hold a conference call on Wednesday March 12, 2014 at 2:00 p.m. CDT (3:00 p.m. EDT) to discuss fourth quarter and full year 2013 results. The conference call can be accessed through the Investors section of the Partnership’s Web site at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International locations may dial-in by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-870-5176 in the U.S. or call 1-858-384-5517 from international locations. The pass code for both is 10042506.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 920 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.0 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

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